Exhibit 10.2

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2023, by and among (i) upon execution of a joinder agreement in the form attached hereto as Exhibit A, a to-be-formed Cayman Islands exempted company limited by shares (“Pubco”), (ii) two, a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), and (iii) JREP I Logistics Acquisition, L.P., a Cayman Islands limited partnership (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement.

WHEREAS, on August 15, 2023, (i) SPAC, (ii) LatAm Logistic Properties S.A., a company incorporated under the Laws of Panama (the “Company”), (iii) upon execution of a Joinder Agreement, Pubco, (iv) upon execution of a Joinder Agreement, a to-be-formed Cayman Islands exempted company limited by shares to be a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) upon execution of a Joinder Agreement, a to-be-formed company incorporated under the Laws of Panama to be a wholly-owned Subsidiary of Pubco (“Company Merger Sub”), entered into that certain Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) SPAC Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity, and, in connection therewith, each issued and outstanding security of SPAC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco; (b) Company Merger Sub shall merge with and into the Company, with the Company continuing as the surviving entity, and, in connection therewith, the shares of the Company issued and outstanding immediately prior to the Effective Time shall be cancelled in exchange for the right of the holders thereof to receive Pubco Ordinary Shares; and (c) as a result of the foregoing, SPAC and the Company each shall become wholly-owned subsidiaries of Pubco, and Pubco shall become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law;

WHEREAS, Holder is as of immediately prior to the Closing a holder of issued and outstanding equity securities of the Company; and

WHEREAS, pursuant to the Business Combination Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the portion of the merger consideration received by Holder pursuant to the Business Combination Agreement (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earliest of (i) with respect to fifty percent (50%) of the Restricted Securities, (x) the one (1)-year anniversary of the Closing, (y) the first date after the Closing on which the last sale price of Pubco Ordinary Shares on the principal securities exchange or securities market on which such security is then traded equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, share consolidations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one eighty (180) days after the Closing, and (z) the date after the Closing on which Pubco consummates a third-party tender offer, stock sale, liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in SPAC for cash, securities or other property (a “Subsequent Transaction”), and (ii) with respect to the remaining fifty percent (50%) of the Restricted Securities, (x) the one (1)-year anniversary of the date of the Closing and (y) the date after the Closing on which Pubco consummates a Subsequent Transaction: (A) lend, offer, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (C) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (A), (B) or (C) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (A), (B) or (C), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order; provided, however, that in the of cases of clauses (I), (II) or (III), it shall be a condition to such transfer that the transferee executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust or charitable organization for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, or (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder. Holder further agrees to execute such agreements as may be reasonably requested by Pubco that are consistent with the foregoing or that are necessary to give further effect thereto. Notwithstanding anything to the contrary set forth herein, in the event that, following the Closing and during the Lock-Up Period, Pubco determines to effectuate a public offering of Pubco Ordinary Shares pursuant to a registration statement filed with the SEC under the Securities Act (a “Follow-On Offering”) and in Pubco’s sole discretion (for the avoidance of doubt, not as a result of the exercise of piggyback registration rights) determines to permit shareholders of Pubco who have shares subject to lock-up to sell Pubco Ordinary Shares as a secondary offering in such Follow-On Offering (any such shareholders, “Selling Shareholders”), then Holder shall be offered the opportunity to sell up to Holder’s pro rata share of all Pubco Ordinary Shares permitted to be sold by all Selling Shareholders in such Follow-On Offering and any Restricted Securities offered or sold in such Follow-On Offering shall be released from the lock-up restrictions hereunder. Any such Follow-On Offering in which Selling Shareholders participate shall be effectuated pursuant to the provisions of the Registration Rights Agreement or the Founder Registration Rights Agreement (as amended by the Founder Registration Rights Agreement Amendment), as applicable, governing piggyback registrations.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose, and Pubco and its transfer agent are hereby authorized (i) to decline to register any transfer of securities if such transfer would constitute a violation or breach of this Agreement and (ii) to imprint on any certificate representing Restricted Securities a legend describing the restrictions contained herein. In order to enforce this Agreement, Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate or book entry evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF AUGUST 15, 2023 (AS AMENDED, THE “LOCK-UP AGREEMENT”), BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE SECURITY HOLDER OF THE ISSUER NAMED THEREIN (THE “HOLDER”), AND THE OTHER PARTIES THERETO. A COPY OF THE LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities that are entitled to vote, but subject to the obligations under the Business Combination Agreement.

2. Miscellaneous.

(a) Effective Date; Termination of Business Combination Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all rights and obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Except as specifically set forth herein, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 2) arising out of, related to, or in connection with the Business Combination Agreement or any agreements or documents ancillary thereto, including but not limited to this Agreement, or the transactions contemplated thereby (a “Dispute”) shall be governed by this Section 2(d). A party must, in the first instance, provide written notice of any Dispute to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

(e) Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof; provided that, for the avoidance of doubt, the statutory and fiduciary duties of the directors of SPAC, Pubco and Holder shall in each case be governed by the Laws of the Cayman Islands. Subject to Section 2(d), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York County, State of New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 2(d), each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(h). Nothing in this Section 2(e) shall affect the right of any party to serve legal process in any other manner permitted by Law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Pubco prior to the Closing, to: Attn: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No.: E-mail:
If to SPAC prior to the Closing, to: Attn: E-mail:	with a copy (which will not constitute notice) to: Attn: Facsimile No.: Telephone No.: E-mail:

If to Pubco or SPAC after the Closing, to: Attn: Esteban Telephone No: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No.: E-mail: and Attn: Facsimile No.: Telephone No.: E-mail:
If to Holder, to: Attn: Telephone No.: E-mail:	with a copy (which will not constitute notice) to: Attn: Telephone No.: E-mail:

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of Pubco (if formed at such time), Sponsor, (prior to the Closing) SPAC, and Holder, and Sponsor shall be an express third-party beneficiary of this Agreement for purposes of this Section 2(i). No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Pubco will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of SPAC and Pubco shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or Pubco or any of the obligations of Holder under any other agreement between Holder and SPAC or Pubco or any certificate or instrument executed by Holder in favor of SPAC or Pubco, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of SPAC or Pubco or any of the obligations of Holder under this Agreement.

(m) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) Counterparts; Electronic Delivery. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

SPAC:

two

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chairman, Chief Executive Officer, and President

{Additional Signature on the Following Page}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

JREP I LOGISTICS ACQUISITION, L.P.

By:	/s/ Thomas McDonald
Name:	Thomas McDonald
Title:

Exhibit A

Form of

Pubco Joinder to Lock-Up Agreement

This Joinder Agreement, dated as of [●] 2023 (this “Joinder”), is executed and delivered by [Pubco], a Cayman Islands exempted company limited by shares (“Pubco”), pursuant to that certain lock-up agreement, dated as of August [__], 2023 (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Lock-Up Agreement”) by and between two, a Cayman Islands exempted company limited by shares (together with its successors, “SPAC”), and JREP I Logistics Acquisition, L.P., a Cayman Islands limited partnership (“Holder”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Lock-Up Agreement (or if not defined therein, in the Business Combination Agreement (as such term is defined in the Lock-Up Agreement)).

1.	Joinder to the Lock-Up Agreement. Upon the execution of this Joinder by Pubco and delivery hereof to SPAC and Holder, Pubco shall become party to the Lock-Up Agreement, and shall be fully bound by, and subject to, all of the terms and conditions of the Lock-Up Agreement as the “Pubco” party thereto as though an original party thereto for all purposes thereof and with all the rights, privileges, obligations and responsibilities of Pubco as set forth therein as of the date of this Joinder set forth above. Pubco hereby acknowledges that it has received and reviewed a complete copy of the Lock-Up Agreement.

2.	Incorporation by Reference. All terms and conditions of the Lock-Up Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

IN WITNESS WHEREOF, Pubco has duly executed and delivered this Joinder as of the date first above written.

Pubco:

[PUBCO]

By:
Name:
Title: